Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

APPRECIATE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Common Stock, $0.0001 par value per share	457(c)	37,265,500	$1.54	(1)	$57,388,870.00	0.00011020	$6324.25
Fees to Be Paid	Equity	Warrants to purchase common stock	457(c)	2,555,556	$1.54	(1)	$3,935,556.24	0.00011020	$433.70
Fees to Be Paid	Equity	Warrants to purchase common stock	457(i)	4,833,333	$1.54	(1)	$7,443,332.82	0.00011020	$820.26

	Total Offering Amounts						$68,767,759.06
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due								$7,578.21

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) the shares of the Registrant’s common stock being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s common stock as reported on the Nasdaq Global Market on December 12, 2022.